Exhibit (a)(1)(J)

Tokyo Electron Limited Announces Completion of Tender Offer for FSI International, Inc.

Tokyo, Japan, October 11, 2012 - Tokyo Electron Limited (“Tokyo Electron”; Headquarters: Tokyo; President and CEO: Hiroshi Takenaka) (TSE: 8035) announced today that the tender offer by Tokyo Electron’s wholly-owned subsidiary, RB Merger Corp., for all outstanding shares of common stock of FSI International, Inc. (“FSI”; Headquarters: Chaska, Minnesota, USA; Chairman and CEO: Donald Mitchell) (NASDAQ: FSII) for $6.20 in cash for each share of FSI common stock (the “Offer Price”) has been completed.

The tender offer expired at 12:00 midnight, New York City time on Wednesday, October 10, 2012. As of the expiration of the tender offer, 35,259,572 shares of FSI’s common stock had been validly tendered and not withdrawn (not including 1,071,523 shares tendered pursuant to the guaranteed delivery procedures provided for in the offer), which represents approximately 89.50% of the outstanding shares of FSI common stock. All shares of FSI common stock that were validly tendered and not withdrawn immediately prior to the expiration of the offer have been accepted by RB Merger Corp. for payment. Tokyo Electron will purchase and pay for all such shares promptly.

Tokyo Electron will be exercising its top-up option under the merger agreement to purchase newly issued shares from FSI at the Offer Price. Tokyo Electron intends to complete the acquisition process by effecting a short-form merger pursuant to Minnesota law without a vote or meeting of FSI’s remaining shareholders. The merger is expected to be consummated later today.

Goldman Sachs served as exclusive financial adviser to Tokyo Electron in connection with the acquisition and as the dealer manager, and Jones Day is its legal adviser. Barclays served as exclusive financial adviser to FSI in connection with the acquisition, and Faegre Baker Daniels LLP is its legal adviser.

About Tokyo Electron

Tokyo Electron Limited, established in 1963, is a leading supplier of innovative semiconductor and FPD production equipment worldwide. Product lines include coater/developers, oxidation/diffusion furnaces, dry etchers, CVD systems, surface preparation systems, gas cluster ion beam technologies, and test systems. To support this diverse product base, Tokyo Electron has strategically located research & development, manufacturing, sales, and service locations all over the world. Tokyo Electron is a publicly held company listed on the Tokyo Stock Exchange. More information about Tokyo Electron is available at www.tel.com.

Forward Looking Statements

This press release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties that could cause actual results to differ materially from those described. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements in this press release include statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; and any statements of assumptions underlying any of the foregoing. All forward-looking statements are based largely on current expectations and beliefs concerning future events, approvals and transactions that are subject to substantial risks and uncertainties. Factors that may cause or contribute to the actual results or outcomes being different from those contemplated by forward-looking statements include risks and uncertainties associated with the transaction with FSI and the integration of FSI, including uncertainties as to the timing of the merger. These forward-looking statements speak only as of the date of this communication and Tokyo Electron assumes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or developments or otherwise, except as required by law.

Contact:

Public Relations Group, Tokyo Electron Ltd.

telpr@tel.com